Exhibit 99

Release:	On receipt, May 29, 2020
Media Contact:	Jane Slusark, 515.362.0482, slusark.jane@principal.com
Investor Contact:	John Egan, 515.235.9500, egan.john@principal.com

Principal® names Clare Stack Richer to Board of Directors

(Des Moines, Iowa) – Principal Financial Group® (Nasdaq: PFG) announced today that Clare Stack Richer, former chief financial officer of Putnam Investments and an experienced financial services executive, has been appointed to the Principal Board of Directors, effective May 26.

“Clare is a valuable addition to our Board having spent more than 35 years in our industry with significant time spent leading business lines, operations, and finance teams,” said Dan Houston, chairman, president, and chief executive officer of Principal®. “Her extensive experience in the boardroom today and in the C-suite previously will help guide our business strategies to create long-term value for our customers and shareholders during an important time in our company’s history.”

Richer, 61, also serves as an independent director on the Board of Directors for Bain Capital Specialty Finance Inc. and on the State Street Global Advisors SPDR ETF Mutual Funds Board. In 2017, she retired as chief financial officer for Putnam Investments after spending nine years with the private investment manager. Prior to that, she spent 25 years with Fidelity Investments in a variety of leadership roles including executive vice president of Fidelity Management and Research Company, chief financial officer, and president of Fidelity Investments Life Insurance Company.

Richer also serves on the Board of Trustees for the University of Notre Dame as a member of the Compensation, Investment, Finance, and Audit Committees, and as a board member for the Alzheimer’s Association, MA/NH Chapter. She graduated from the University of Notre Dame with a bachelor’s in Business Administration.

About Principal®

Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals – offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

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